As filed with the Securities and Exchange Commission on October 11, 2018

Registration No. 333-226959

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AmpliPhi Biosciences Corporation

(Exact Name of Registrant as Specified in Its Charter)

Washington	2836	91-1549568
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number) 3579 Valley Centre Drive, Suite 100 San Diego, CA 92130 (858) 829-0829	(I.R.S. Employer Identification Number)

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Paul C. Grint, M.D.

Chief Executive Officer

AmpliPhi Biosciences Corporation

3579 Valley Centre Drive, Suite 100

San Diego, CA 92130

(858) 829-0829

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Thomas A. Coll, Esq. Asa M. Henin, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000	Rick A. Werner, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, NY 10112 (212) 659-7300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (File No. 333-226959)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-226959), as amended, declared effective on October 11, 2018 by the Securities and Exchange Commission. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and financial statement schedules.

(a) Exhibits.

Exhibit Number	Description of Document

5.1	Opinion of Cooley LLP.
23.1	Consent of Cooley LLP. Reference is made to Exhibit 5.1.
24.1(a)	Power of Attorney.

(a)	Included on the signature page of Registration Statement on Form S-1 (File No. 333-226959), filed with the Securities and Exchange Commission on August 21, 2018, and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 11th day of October, 2018.

AMPLIPHI BIOSCIENCES CORPORATION

By:	/s/ Paul C. Grint, M.D.
Paul C. Grint, M.D. Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul C. Grint, M.D.	Chief Executive Officer and	October 11, 2018
Paul C. Grint, M.D.	Director (Principal Executive Officer)

/s/ Steve R. Martin	Chief Financial Officer	October 11, 2018
Steve R. Martin	(Principal Financial and Accounting Officer)

/s/ Jeremy Curnock Cook*	Chairman of the	October 11, 2018
Jeremy Curnock Cook	Board of Directors

/s/ Louis Drapeau*	Director	October 11, 2018
Louis Drapeau

/s/ Wendy S. Johnson*	Director	October 11, 2018
Wendy S. Johnson

/s/ Michael S. Perry, Ph.D.*	Director	October 11, 2018
Michael S. Perry, Ph.D.

/s/ Vijay B. Samant*	Director	October 11, 2018
Vijay B. Samant

*Pursuant to Power of Attorney

By:	/s/ Paul C. Grint, M.D.
Paul C. Grint, M.D.
Attorney-in-Fact